WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, New York 10022

January 27, 2006

Mr. William H. Darrow II
7 Hunt Road
Darien, CT 06820

Dear Bill:

In recognition of your eight years with Wellsford, we want to take this opportunity to express our thanks for your dedicated support over that period of time. However, a result of our current assessment, we have determined that your services will be completed as of June 30, 2006. In view of your service, we want to identify the economic benefits that will accrue to you.

With respect to the 2005 calendar year, you shall be entitled to a regular bonus of $175,000, plus a $10,000 special bonus for current year accomplishments, payable by January 15, 2006.

The Company will continue to pay you a salary from January 1, 2006 to June 30, 2006 which amount will aggregate $115,927. You will also receive the pro-rata share of your regular annual bonus through your termination date which amount will aggregate $87,500. Additionally, you will receive a lump sum payment aggregating $445,281. The lump sum payment and the pro-rata bonus payment shall be made within 30 days of your termination date subject to your execution of and delivery to the Company of an appropriate release in a form satisfactory to the Company.

Medical and dental insurance will be provided by the Company through December 31, 2006. You will continue to contribute your share of the premiums for medical coverage at the participation rate consistent with the other employees of the Company with the same elected medical coverage.

During the time between now and June 30, 2006, we request that you work with us to appropriately transition your responsibilities. If you leave voluntarily or are terminated for cause prior to June 30, 2006, you will not receive any further amount of base salary beyond such earlier termination date, you will forfeit the lump sum payment and the pro-rata bonus payment and medical and dental insurance coverage will be terminated (COBRA will be made available to you at your cost consistent with the Company’s practices). In the event that the company terminates your employment prior to June 30, 2006 for reasons other than cause, you shall receive the lump sum payment of $445,281 and the pro rata bonus payment of $87,500 within 30 days of your termination subject to your execution of the release stipulated above and you will continue to receive the medical and dental coverage through December 31, 2006.

Notwithstanding anything contained herein, your employment with the Company is “at-will”, which means that it is for no definite period, and either you or the Company shall have the right to terminate the employment relationship for any reason or no reason, with or without cause, notice or procedural requirements. Neither this letter nor any Company policy, procedure or communication shall grant any right or guarantee of employment for any period.

Please feel free to see me if you would like to discuss this letter further.

Very truly yours,

/s/ Jeffrey H. Lynford
Jeffrey H. Lynford
Chairman

Acknowledged:	/s/ William H. Darrow	1/27/06
	William H. Darrow	Date